Exhibit 4.21

PLEDGE OF DEBENTURES DATED AS OF FEBRUARY 25, 2008

BETWEEN:             AXCAN PHARMA INC., a corporation amalgamated under the laws of Canada;

(the “Pledgor”)

AND:                         THE SECURED PARTIES (as hereinafter defined);

(each, a “Pledgee”,

and collectively, the “Pledgees”)

WHEREAS Axcan Intermediate Holdings Inc., Axcan US Partnership 1 LP, as borrowers, Axean MidCo Inc., Bank of América, N.A., as administrative and collateral agent, the lenders identified therein are parties to a Credit Agreement dated as of February 25, 2008 (as amended, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to make available to the Borrowers revolving and term credit facilities up to a principal amount of US$290,000,000;

WHEREAS the Pledgor has issued this day a debenture in the amount of US$570,000,000 pursuant to a deed of hypothec executed in favour of Bank of America, N.A., acting as fondé de pouvoir of the debentureholders thereunder, on February 25, 2008 (as amended, modified or supplemented from time to time, the “Hypothec”).

NOW, THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Capitalized terms used herein and defined in the Credit Agreement will have the meaning ascribed to them in the Credit Agreement unless otherwise defined herein.

1.2	“Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

1.3	“Canadian Security Agreement” means the Ontario law governed pledge and security agreement dated as of February 25, 2008 between, among others, the Pledgor and the Agent, as the same may be amended, supplemented, restated or replaced from time to time.

1.4	“Debenture” means the Debenture in the principal amount of US$570,000,000 dated this day, issued pursuant to the Hypothec, and payable to the order of Bank of America, N.A., and any rights resulting therefrom, as well as any certificate evidencing same.

1.5	“Event of Default” has the meaning ascribed thereto in the Canadian Security Agreement.

1.6	“Grantor” has the meaning ascribed thereto in the Canadian Security Agreement.

1.7	“Other Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor (other than payment of the Senior Secured Notes or bonds or other titles of indebtedness, in principal and interest), arising under the Senior Secured Notes Indenture, including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

1.8	“Secured Agreements” means the Loan Documents and the Senior Secured Notes Indenture.

1.9	“Secured Notes Trustee” means the “Trustee” as defined in the Senior Secured Notes Indenture.

1.10	“Secured Obligations” means, collectively, (a) the Obligations, and (b) the Other Secured Obligations.

1.11	“Secured Parties” means the Lenders, the holders from time to time of any other Secured Obligations, the Secured Notes Trustee, the Administrative Agent and any other agent, trustee or representative acting on behalf of any of the foregoing in accordance with the Secured Agreements.

1.12	“Senior Secured Notes” means the Parent Borrower’s senior secured notes due 2015 issued by the Parent Borrower under the Senior Secured Notes Indenture;

1.13	“Senior Secured Notes Indenture” means the Indenture for the Senior Secured Notes, dated as of the date hereof, as the same may be amended, modified, replaced or refinanced to the extent permitted by the Credit Agreement.

2.	DELIVERY AND PLEDGE OF THE DEBENTURE

The Pledgor has pledged the Debenture in favour of the Pledgees for an amount of C$855,000,000 by delivering same on the date hereof to the Agent for the benefit of the Pledgees. The Agent hereby acknowledges receipt of the certificate representing the Debenture (certificate No. 1) on the date hereof at the City of Montreal, Province of Quebec and the Agent will hold same and exercise its rights hereunder and as payee thereof for the benefit of the Pledgees. The Pledgor consents to the Agent holding the Debenture for the benefit of the Pledgees.

3.	SECURED OBLIGATIONS

The pledge of the Debenture herein contemplated shall secure the payment and the performance of the Secured Obligations.

4.	COVENANTS

The Pledgor hereby:

4.1	acknowledges that the Agent acting on its own behalf and on behalf of each of the other Pledgees will for all the purposes contemplated in the Hypothec be deemed to be the holder of the Debenture pledged hereunder and will benefit from all of the rights of a Debentureholder under the Hypothec;

4.2	covenants that, upon demand from the Agent, it will perform all acts and execute all deeds and documents necessary to give full effect to this Agreement and to ensure that it is at all times enforceable, including without limitation the execution of any written acknowledgement that the Debenture or any portion thereof is pledged in favour of any Pledgee which is not a Secured Party as at the date hereof and that any certificate representing the Debenture or any portion thereof is held by the Agent on behalf and in favour of such Pledgee.

5.	EVENT OF DEFAULT

5.1	Notwithstanding the fact that the Debenture is payable on demand, each Pledgee agrees that it will not demand, or cause to be demanded, payment of the Debenture, including, without limitation, interest thereon, until such time as an Event of Default has occurred and is continuing. It is further agreed that the Pledgor will have no obligation to make, and the Pledgees will not be entitled to receive, payment under the Debenture for any amount in excess of the Secured Obligations.

5.2	The Agent may, upon the occurrence of an Event of Default and provided same is continuing, demand payment of the Debenture, collect payment of the principal and interest thereof, and exercise all of the rights and remedies arising from the security constituted hereunder or permitted by applicable law, all of which rights and remedies will be cumulative, and none of which will be exclusive.

6.	MISCELLANEOUS

6.1	This Agreement and the Debenture are in addition to and not in substitution of or in replacement for any other hypothec, pledge, security, guarantee or other right held by or benefiting to each Pledgee.

6.2	This Agreement will be governed by the laws applicable in the Province of Québec.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this pledge of debentures as of the day and year first written above.

AXCAN PHARMA INC.

Per:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President – Finance, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., in its capacity as Agent and on behalf of the other Pledgees.

Per:	/s/ Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

Signature Page to Pledge of Debentures